Exhibit 10.2

CREDIT AGREEMENT

DATED AS OF MARCH 23, 2026

AMONG

PORTLAND GENERAL ELECTRIC COMPANY,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT,

BARCLAYS BANK PLC,
AS SYNDICATION AGENT,

JPMORGAN CHASE BANK, N.A. AND BARCLAYS BANK PLC,
AS JOINT LEAD ARRANGERS

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BOFA SECURITIES, INC.,
U.S. BANK NATIONAL ASSOCIATION AND WELLS FARGO SECURITIES, LLC,
AS JOINT BOOKRUNNERS

BOFA SECURITIES, INC., U.S. BANK NATIONAL ASSOCIATION AND WELLS FARGO SECURITIES, LLC,
AS CO-DOCUMENTATION AGENTS

BMO BANK N.A., MIZUHO BANK, LTD.,
THE NORTHERN TRUST COMPANY AND COBANK, ACB,
AS LENDERS

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1
Article II THE CREDITS		21
2.1.	The Facility.	21
2.2.	Advances	21
2.3.	Reductions of the Aggregate Commitment	22
2.4.	Method of Borrowing	23
2.5.	Commitment Fee; Duration Fee	23
2.6.	Minimum Amount of Each Advance	24
2.7.	Optional Principal Payments	24
2.8.	Mandatory Principal Payments	24
2.9.	Changes in Interest Rate, etc	24
2.10.	Rates Applicable After Default	25
2.11.	Method of Payment	25
2.12.	Evidence of Indebtedness; Recordkeeping	25
2.13.	Telephonic Notices	26
2.14.	Interest Payment Dates; Interest and Fee Basis	26
2.15.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	26
2.16.	Lending Installations	26
2.17.	Non-Receipt of Funds by the Agent	26
2.18.	Replacement of Lender	27
2.19.	Effect of OpCo Transfer Election	27
2.20.	Defaulting Lenders.	27
Article III YIELD PROTECTION; TAXES		29
3.1.	Yield Protection	29
3.2.	Changes in Capital Adequacy Regulations	29
3.3.	Alternate Rate of Interest; Illegality	29
3.4.	Funding Indemnification	32
3.5.	Taxes	32
3.6.	Lender Statements; Survival of Indemnity	36
Article IV CONDITIONS PRECEDENT		36
4.1.	Effectiveness	36
4.2.	Closing Date Borrowing	37
4.3.	Certain Funds Period	39
4.4.	Clean-Up Period	39
Article V REPRESENTATIONS AND WARRANTIES		39
5.1.	Existence	39
5.2.	Litigation and Contingent Obligations	40
5.3.	No Breach	40
5.4.	Action	40
5.5.	Approvals	40
5.6.	Use of Loans	41
5.7.	ERISA	41

i

5.8.	Taxes	41
5.9.	Subsidiaries	41
5.10.	No Material Adverse Change	41
5.11.	Financial Statements	41
5.12.	No Material Misstatements	42
5.13.	Properties	42
5.14.	Environmental Matters	42
5.15.	Investment Company Act	42
5.16.	Anti-Terrorism; Anti-Money Laundering	42
5.17.	Affected Financial Institution	43
5.18.	Solvency	43
Article VI COVENANTS		43
6.1.	Preservation of Existence and Business	43
6.2.	Preservation of Property	43
6.3.	Payment of Taxes	43
6.4.	Compliance with Applicable Laws and Contracts	43
6.5.	Preservation of Loan Document Enforceability	44
6.6.	Insurance	44
6.7.	Use of Proceeds	44
6.8.	Visits, Inspections and Discussions	44
6.9.	Information to Be Furnished	45
6.10.	Liens	47
6.11.	Indebtedness to Capitalization Ratio	48
6.12.	Merger or Consolidation	48
6.13.	Disposition of Assets	49
6.14.	Beneficial Ownership Regulation	49
6.15.	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	49
Article VII DEFAULTS		49
Article VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		51
8.1.	Acceleration	51
8.2.	Amendments	51
8.3.	Preservation of Rights	52
Article IX GENERAL PROVISIONS		52
9.1.	Survival of Representations	52
9.2.	Governmental Regulation	53
9.3.	Headings	53
9.4.	Entire Agreement	53
9.5.	Several Obligations; Benefits of this Agreement	53
9.6.	Expenses; Indemnification	53
9.7.	Numbers of Documents	54
9.8.	Accounting	54
9.9.	Severability of Provisions	54
9.10.	Nonliability of Lenders	55
9.11.	Confidentiality	55
9.12.	Nonreliance	56
9.13.	No Advisory or Fiduciary Relationship	56
9.14.	USA PATRIOT ACT NOTIFICATION	57

9.15.	[Reserved]	57
9.16.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	57
9.17.	Certain ERISA Matters	57
9.18.	Rates	58
9.19.	[Reserved]	59
9.20.	Electronic Execution	59
Article X THE AGENT		60
10.1.	Appointment; Nature of Relationship	60
10.2.	Powers	60
10.3.	General Immunity	60
10.4.	Responsibility for Loans, Recitals, etc	60
10.5.	Action on Instructions of Lenders	61
10.6.	Employment of Agents and Counsel	61
10.7.	Reliance on Documents; Counsel	61
10.8.	Agent’s Reimbursement and Indemnification	61
10.9.	Notice of Default	62
10.10.	Rights as a Lender	62
10.11.	Lender Credit Decision	62
10.12.	Successor Agent	63
10.13.	Agent and Arranger Fees	63
10.14.	Delegation to Affiliates	63
10.15.	Other Agents	64
10.16.	Erroneous Payments.	64
10.17.	Borrower Communications	65
Article XI SETOFF; RATABLE PAYMENTS		66
11.1.	Setoff	66
11.2.	Ratable Payments	67
Article XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		67
12.1.	Successors and Assigns	67
12.2.	Participations	67
12.3.	Assignments	68
12.4.	Dissemination of Information	70
12.5.	Tax Treatment	70
12.6.	Designation of SPVs	71
Article XIII NOTICES		72
13.1.	Notices	72
13.2.	Change of Address	72
Article XIV COUNTERPARTS		73
Article XV CHOICE OF LAW; CONSENT TO JURISDICTION		73
15.1.	CHOICE OF LAW	73
15.2.	CONSENT TO JURISDICTION	73

SCHEDULES

SCHEDULE 1(a) PRICING SCHEDULE

SCHEDULE 2 COMMITMENTS

SCHEDULE 3 INDEBTEDNESS EXCEPTIONS

SCHEDULE 5.2 LITIGATION

SCHEDULE 5.9 SUBSIDIARIES

SCHEDULE 5.16 ANTI-TERRORISM; ANTI-MONEY LAUNDERING

EXHIBITS

EXHIBIT A FORM OF ASSIGNMENT AGREEMENT

EXHIBIT B FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C FORM OF NOTE

EXHIBIT D FORM OF SOLVENCY CERTIFICATE

EXHIBIT E-1 Form of U.S. Tax Compliance Certificate

EXHIBIT E-2 Form of U.S. Tax Compliance Certificate

EXHIBIT E-3 Form of U.S. Tax Compliance Certificate

EXHIBIT E-4 Form of U.S. Tax Compliance Certificate

This CREDIT AGREEMENT, dated as of March 23, 2026 (this “Agreement”), is among Portland General Electric Company (“PGE”), the Lenders party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent for the Lenders.

A. PGE, directly or indirectly through OpCo, intends to acquire the Acquired Business in accordance with the terms of the Acquisition Agreement; and

B. In connection with the Acquisition, PGE, the Lenders party hereto and the Agent have entered into this Agreement in order to provide for a $681,000,000 364-day unsecured term loan facility on the Closing Date to fund a portion of the cash consideration for the Acquisition and to pay the Transaction Costs.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Lenders, Agent, and Borrower agree as follows:

Article I

DEFINITIONS

As used in this Agreement:

“ABR”, when used in reference to any Advance, refers to whether such Advance bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the Transferred Assets (as defined in the Acquisition Agreement).

“Acquisition” means PGE’s direct or indirect acquisition of the Acquired Business in the manner contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Asset Purchase and Service Area Transfer Agreement (together with all exhibits, schedules, disclosure letters and attachments and supplements thereto), dated as of February 15, 2026, among PacificCorp, an Oregon corporation (the “Seller”), Gem Sub LLC, and PGE.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Seller with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders (in their capacities as such).

“Advance” means a borrowing hereunder (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Advances of the same Type and, in the case of Term Benchmark Advances, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.18.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” means JPMorgan, in its capacity as administrative agent for and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof. The Aggregate Commitment as of Effective Date is $681,000,000.

“Agreement” is defined in the preamble.

“Agreement Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.11.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.3), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum opposite the heading “Applicable Commitment Fee Rate” in the Pricing Schedule which is applicable at such time.

“Applicable Margin” means, for any day, (i) with respect to the Term SOFR Rate, the percentage rate per annum opposite the heading “Applicable Margin for Term Benchmark Advances” in the Pricing Schedule which is applicable at such time and (ii) with respect to the Alternate Base Rate, the percentage rate per annum opposite the heading “Applicable Margin for ABR Advances” in the Pricing Schedule which is applicable at such time.

“Applicable Parties” is defined in Section 10.17.

“Approved Borrower Portal” is defined in Section 10.17.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Documentation Agents.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means an Assignment Agreement in the form of Exhibit A.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.3.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Barclays” means Barclays Bank PLC.

“Benchmark” means, initially, with respect to any Term Benchmark Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.3.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earliest to occur of the following events with respect to such Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark

Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Benefit Plan Investor” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means, initially, PGE; on and after the OpCo Transfer Date, OpCo.

“Borrower Communications” means, collectively, any Borrowing Notice, interest election request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Agent through an Approved Borrower Portal.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2(c).

“Bridge Commitment Letter” means that certain commitment letter, dated as of February 15, 2026, by and among PGE, JPMorgan and Barclays, with respect to a $1.9 billion 364-day senior unsecured bridge credit family (the “Bridge Facility”).

“Bridge Facility” is defined in the definition of “Bridge Commitment Letter”.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in California for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the SEC under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of (i) prior to the formation of Holdings, PGE and (ii) after the formation of Holdings, Holdings, (b) after the formation of Holdings, Holdings does not own, directly or indirectly, at least 100% of the outstanding shares of voting stock of PGE or (c) if the OpCo Transfer Date occurs, neither PGE nor Holdings owns, directly or indirectly, at least 51% of the outstanding shares of voting stock of OpCo.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Clean-Up Period” is defined in Section 4.4.

“Closing Date” is defined in Section 4.2.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means BofA Securities, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, and their respective successors, in their capacity as co-documentation agents.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the rules and regulations promulgated thereunder.

“Commitment” means, for each Lender, the obligation of such Lender to make Advances to the Borrower in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3(a), as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Period” means the period from and including the Effective Date to the earliest of (a) the date that is five business days after the “Outside Date” (as defined in the Acquisition Agreement in effect on February 15, 2026 and as such date may be extended in accordance with the terms of the Acquisition Agreement in effect on February 15, 2026), (b) the closing of the Acquisition without any borrowing of the Advances under this Agreement, (c) the date the Borrower notifies the Agent in writing that the Acquisition Agreement is terminated or a public announcement by the Borrower of its intention not to proceed with the Acquisition and (d) receipt by the Agent of written notice from the Borrower of its election to terminate all commitments under this Agreement in full (the earliest of such date in clauses (a), (b), (c) and (d), the “Commitment Termination Date”).

“Commitment Termination Date” is defined in the definition of “Commitment Period.”

“Communication” is defined in Section 6.9.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Conversion/Continuation Notice” is defined in Section 2.2(d).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Debt” means any liability that constitutes “debt” or “Debt” under Section 101(11) of the United States Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous applicable law, rule or regulation, Governmental Approval, order, writ, injunction or decree of any court or Governmental Authority.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent, to confirm in writing to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or similar debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosure Documents” means (i) PGE’s Annual Report on Form 10-K for the year ended December 31, 2025 and (ii) PGE’s Quarterly Reports on Form 10-Q and Current Reports on Form 8K, in each case, since the date referred to in clause (i) and prior to the Effective Date, in each case filed with the SEC.

“Disqualified Lender” means (a) those entities identified by the Borrower from time to time by written notice to the Agent sent to JPMDQ_Contact@jpmorgan.com as bona fide competitors of the Borrower or the Acquired Business (it being understood that any update pursuant to this clause (a) shall not become effective until the third Business Day following the Agent’s receipt of such notice), (b) those banks, financial institutions, other institutional lenders and other Persons identified in writing by PGE to the Arrangers on or prior to February 15, 2026, and (c) any Person that is (or becomes) an Affiliate of the entities described in the preceding clauses (a) and (b) (other than any bona fide debt fund Affiliates thereof except to the extent separately identified under clause (a) or (b) above); provided that such Person is either readily identifiable as an Affiliate on the basis of its name or is identified in writing by the Borrower to the Agent. To the extent persons are identified as Disqualified Lenders in writing by the Borrower to the Agent after the Effective Date pursuant to clauses (a) or (c) above (or otherwise become a Disqualified Lender after February 15, 2026), the inclusion of such Persons as Disqualified Lenders (or such Person becoming a Disqualified Lender) shall not retroactively invalidate any assignments or participations to such Person for which the applicable assignment or participation agreement was executed prior to the effectiveness of such designation and that were made in compliance with applicable assignment or participation provisions. Any list of Disqualified Lenders shall be available to any Lender or Participant or prospective Lender or Participant on an Approved Borrower Portal or another similar electronic system or upon written request by such Lender or Participant or prospective Lender or Participant. No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Facility.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in Section 4.1.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that is a member of any group of organizations or trades or businesses within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Borrower is a member.

“Erroneous Payment” is defined in Section 10.16(a).

“Erroneous Payment Deficiency Assignment” is defined in Section 10.16(d).

“Erroneous Payment Impacted Class” is defined in Section 10.16(d).

“Erroneous Payment Return Deficiency” is defined in Section 10.16(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Asset Sales” means (i) asset sales (including issuances of stock by the Borrower’s Subsidiaries) between or among the Borrower and its Subsidiaries, (ii) factoring arrangements, (iii) any leasing transactions, (iv) sale-leaseback transactions, (v) dispositions by the Borrower’s foreign Subsidiaries (if any) to the extent repatriation of the proceeds of such dispositions would result in material adverse tax consequences (as reasonably determined by the Borrower), and (vi) other asset sales (including issuances of stock by the Borrower’s Subsidiaries), the Net Cash Proceeds of which do not exceed $50,000,000 in any single transaction or related series of transactions or $100,000,000 in the aggregate.

“Excluded Equity Offerings” means (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements or issued as compensation to officers and/or non-employee directors, (ii) issuance of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its Subsidiaries under applicable law, (iii) issuances among the Borrower and its Subsidiaries and (iv) other issuances in connection with the procurement of resources pursuant to a request for proposal and/or any base equity plan (it being understood that the aggregate amount of Net Cash Proceeds from equity interests issued under this clause (iv), together with the aggregate amount of Net Cash Proceeds from indebtedness incurred under clause (ix) of the definition of Excluded Indebtedness, shall not exceed $3,500,000,000).

“Excluded Indebtedness” means (i) intercompany debt of the Borrower and its Subsidiaries, (ii) borrowings under the Existing Credit Agreement, (iii) any other borrowings under working capital, letter of credit or overdraft facilities, including foreign working capital facilities, (iv) purchase money indebtedness incurred in the ordinary course of business, (v) indebtedness with respect to capital leases incurred in the ordinary course of business, (vi) other debt to the extent the Net Cash Proceeds of such debt are utilized or to be utilized to refinance any debt of the Borrower or its Subsidiaries within twelve months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), (vii) other debt (other than any debt securities issued by Holdings, PGE and/or OpCo for the purpose of financing the Transactions) in an amount of up to $100,000,000, (viii) any Qualifying Loan Facility that has reduced commitments under the Facility pursuant to Section 2.3(b)(ii)(A) hereof and (ix) indebtedness incurred in connection with the procurement of resources pursuant to a request for proposal (it being understood that the aggregate amount of Net Cash Proceeds from indebtedness incurred under this clause (ix), together with the aggregate amount of Net Cash Proceeds from equity interests issued under clause (iv) of the definition of Excluded Equity Offerings, shall not exceed $3,500,000,000).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated September 10, 2021 (as amended, amended and restated, modified or renewed from time to time), among PGE, Wells Fargo Bank, N.A., as the administrative agent, and the lenders and other parties from time to time party thereto.

“Facility” means the credit facility established under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain permanent loan financing fee letter, dated as of February 15, 2026, by and among PGE, JPMorgan and Barclays.

“Final Termination Date” means the date that is 364 days after the Closing Date or any earlier date on which the Advances become due and payable pursuant to the terms hereof.

“Floor” means a rate of interest equal to zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” is defined in Section 12.6.

“Guaranty” of a Person means any agreement, undertaking or arrangement (including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership) by which such Person (i) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (ii) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (iii) otherwise assures any creditor of such other Person against loss.

“Holdings” is defined in the definition of “OpCo Transfer Election.”

“Illegality Notice” is defined in Section 3.3(g)(ii).

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Guaranties of Indebtedness; provided that there shall be excluded from this definition (1) (except for the purposes of Section 7.5) Interest Deferral Obligations up to an amount outstanding at any one time equal to 15% of the amount described in clause (a) of the definition of “Total Capitalization,” excluding in the calculation thereof for the purposes of this proviso, however, preferred and preference stock, and (2) the agreements listed on Schedule 3 and similar agreements entered into for the operation and maintenance of power plants or the purchase of power or transmission services (provided, for the avoidance of doubt, that this Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under the Borrower’s energy purchase and sale agreements).

“Indemnified Person” is defined in Section 9.6(ii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Deferral Obligations” means obligations and guaranties related thereto, which obligations and guaranties are junior and subordinated in all respects to all amounts owing under the Loan Documents, that contain provisions allowing the obligor to extend the interest payment period from time to time and defer any interest payments (however denominated) due during such extended interest payment period.

“Interest Period” means with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Advance), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.3(e) shall be available for specification in such Borrowing Notice or interest election request. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made.

“Joint Bookrunners” means JPMorgan, Barclays, BofA Securities, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, and their respective successors, in their capacity as joint bookrunners.

“Joint Lead Arrangers” means JPMorgan and Barclays, and their respective successors, in their capacity as joint lead arrangers.

“JPMorgan” is defined in the preamble.

“Lender Funding Obligation” is defined in Section 12.6(a).

“Lenders” means the financial institutions from time to time parties hereto as lenders, together with their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent separately provided to the Borrower or otherwise selected by such Lender or the Agent pursuant to Section 2.16, which office may, to the extent the applicable Lender notifies the Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Lien” means, with respect to any asset, any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever against such asset, in each case, to secure payment of a debt or performance of an obligation (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement and each Note.

“Margin Stock” means margin stock as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against the Borrower or the material rights or remedies of the Agent or the Lenders thereunder, it being understood that if the Moody’s Rating and/or the S&P Rating (as such terms are defined in the Pricing Schedule) is downgraded, such downgrade in and of itself shall not constitute a Material Adverse Effect (but shall only constitute a Material Adverse Effect if such downgrade results in a material adverse effect of the type described in clause (i) or (ii) above).

“Material Indebtedness” is defined in Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” is defined in Section 6.10(v).

“Multiemployer Benefit Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Borrower and its Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to (x) repay debt for borrowed money secured by such asset and (y) customers of the Borrower or its Subsidiaries, (iii) all distributions and other payments required to be made (or attributable) to minority interest holders (other than the Borrower or any of its Subsidiaries) in subsidiaries or joint ventures as a result of such event and (iv) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Note” is defined in Section 2.12.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York time) on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest with respect to any Advance, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OpCo” is defined in the definition of “OpCo Transfer Election.”

“OpCo Transfer Date” means the date the conditions precedent described in the definition of “OpCo Transfer Election” are satisfied.

“OpCo Transfer Election” means the option of PGE to transfer all of its obligations under this Agreement to a Subsidiary (“OpCo”) (which may be Gem Sub LLC, a Delaware limited liability company), no less than 51% of whose equity interests shall be owned directly or indirectly by PGE and/or a newly formed direct holding company organized in the United States that owns, directly or indirectly, 100% of the equity interests of PGE (such entity, “Holdings”), subject to the following conditions: (i) PGE shall have provided written notice to the Agent of its intention to exercise the OpCo Transfer Election, (ii) OpCo shall have received ratings of Baa3 (stable outlook) or better from Moody’s and BBB- (stable outlook) or better from S&P with respect to its senior unsecured debt (without any credit enhancement), (iii) OpCo shall have received all necessary regulatory approvals and (iv) the Agent and the Lenders shall have received (A) a customary written opinion of outside counsel to OpCo and (B) all documentation and other information about OpCo required under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, that has been requested by the Lenders (through the Agent) in writing.

“Other Agents” is defined in Section 10.15.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning specified in Section 12.2(c).

“Participants” is defined in Section 12.2(a).

“Payment Date” means the last Business Day of each March, June, September and December.

“Payment Recipient” is defined in Section 10.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PGE” is defined in the preamble.

“Platform” is defined in Section 6.9.

“Pricing Schedule” means Schedule 1(a) attached hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to any Lender, the percentage that the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, that such Lender’s outstanding Advances is of all outstanding Advances). The Pro Rata Share of a Lender shall be subject to adjustment as provided in Section 2.20.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchaser” means any Person that meets the requirements to be an assignee under Sections 12.3(a)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.3(a)(iii)).

“Qualifying Loan Facility” means a term loan or revolving credit facility entered into by the Borrower or any of its Subsidiaries for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth in Section 4.2, as determined by the Borrower in its reasonable discretion, it being understood that a Qualifying Loan Facility may be in the form of a delayed draw term loan facility under the Existing Credit Agreement.

“Recipient” means the Agent or any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, the time determined by the Agent in its reasonable discretion.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulatory Authority” is defined in Section 9.11.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Advance, the Term SOFR Rate.

“Reportable Event” means a reportable event described in Section 4043 of ERISA.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the outstanding Advances; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the Commitment (or, if the Aggregate Commitment has been terminated, the outstanding Advances) of such Lender at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanctioned Country” means at any time, a country or region that is the subject or target of any Sanctions, including, as of the Effective Date, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic, the non-government controlled areas of the Donetsk and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Advances will be used, or (c) from which repayment of the Advances will be derived.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller” is defined in the definition of “Acquisition Agreement.”

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions (including the making of the Advances hereunder on the Closing Date and the application of the proceeds thereof), (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 5.1(a) (solely with respect to the Borrower), Section 5.3(a), Section 5.3(c) (limited to the Existing Credit Agreement and any other debt instruments of the Borrower with an aggregate principal or committed amount in excess of $100,000,000 as of the Closing Date (after giving effect to the Transactions and without giving effect to any “material adverse effect” or similar qualifier)), Section 5.4, Section 5.6, Section 5.15, Section 5.16(c) and Section 5.18.

“SPV” is defined in Section 12.6.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Tax-Free Debt” means Debt of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a letter of credit with respect to the principal of or interest on such obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Advance, refers to whether such Advance is bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(a) the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders’ equity as unearned compensation on the Borrower’s balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations; plus

(b) the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of “Indebtedness”; plus

(c) the aggregate outstanding principal amount of all Consolidated Indebtedness.

“Transaction Costs” means the fees, costs and expenses related to the Transactions.

“Transactions” means (i) the Acquisition, (ii) the formation of Holdings and related internal restructuring of PGE, (iii) the Borrower obtaining $1,900,000,000 of gross proceeds from a combination of (w) cash on hand, (x) net cash proceeds from certain equity contributions of investors in OpCo, (y) net proceeds from the issuance by Holdings, PGE and/or OpCo of debt or equity securities and/or the incurrence of term loans (including Advances incurred under this Agreement) and/or (z) the borrowing of loans under the Bridge Facility, and (iv) the transactions related to the foregoing.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as an ABR Advance or a Term Benchmark Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.5(g)(ii)(B)(3).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Article II

THE CREDITS

2.1. The Facility.

(a) Description of Facility. The Lenders grant to the Borrower a term loan facility pursuant to which, subject to the terms and conditions herein set forth, each Lender severally agrees to make Advances to the Borrower in a single drawing on the Closing Date in accordance with Section 2.2. Amounts repaid or prepaid in respect of the Advances may not be reborrowed.

(b) Amount of Facility. In no event may the Advances borrowed on the Closing Date exceed the Aggregate Commitment.

(c) Availability of Facility. Subject to the terms of this Agreement, the Facility is available from the Effective Date to the Commitment Termination Date, and the Borrower may borrow once at any time prior to the Commitment Termination Date.

(d) Repayment of Facility. The Advances and all other unpaid Obligations (to the extent that such Obligations have accrued and the amount thereof has been determined) shall be paid in full by the Borrower on the Final Termination Date. There will be no scheduled amortization with respect to the Facility prior to the Final Termination Date.

2.2. Advances.

(a) Advances. Each Advance hereunder shall consist of Advances made by the several Lenders ratably according to their Pro Rata Share.

(b) Types of Advances. The Advances may be ABR Advances or Term Benchmark Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2(c). Subject to Section 2.10, (i) each ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (ii) each Term Benchmark Advance shall bear interest at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin.

(c) Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form approved by the Agent and separately provided to the Borrower (a “Borrowing Notice”) not later than 11:30 a.m. (New York time) on the Borrowing Date of each ABR Advance and at least three (3) U.S. Government Securities Business Days before the Borrowing Date for each Term Benchmark Advance. Such Borrowing Notice shall be signed by the president, financial officer or other executive officer of the Borrower; provided that, if such Borrowing Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent. Each Borrowing Notice shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected, and

(iv) in the case of each Term Benchmark Advance, the Interest Period applicable thereto.

(d) Conversion and Continuation of Outstanding Advances. ABR Advances shall continue as ABR Advances unless and until such ABR Advances are either converted into Term Benchmark Advances in accordance with this Section 2.2(d) or are repaid in accordance with Sections 2.7 and 2.8. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into an ABR Advance unless (x) such Term Benchmark Advance is or was repaid in accordance with Sections 2.7 and 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an ABR Advance into a Term Benchmark Advance. The Borrower shall give the Agent irrevocable notice in substantially the form approved by the Agent and separately provided to the Borrower (a “Conversion/Continuation Notice”) of each conversion of an ABR Advance into a Term Benchmark Advance, or continuation of a Term Benchmark Advance, not later than 11:30 a.m. (New York time) at least three (3) U.S. Government Securities Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii) the amount of such Advance which is to be converted or continued as a Term Benchmark Advance and the duration of the Interest Period applicable thereto.

2.3. Reductions of the Aggregate Commitment.

(a) [Reserved].

(b) Reductions of the Aggregate Commitment.

(i) The Borrower may terminate or permanently reduce the Aggregate Commitment in whole or in part, without penalty or premium, ratably among the Lenders in integral multiples of $1,000,000, upon at least one (1) Business Day’s written notice to the Agent, which notice shall specify the amount of any such reduction,. If the Aggregate Commitment is being terminated in whole, all fees accrued with respect to thereto until the effective date of such termination shall be paid on the effective date of such termination and upon receipt of all amounts owed, the Loan Documents shall be terminated. Unless previously terminated, the Commitments shall (x) be reduced to $0 upon the funding of the Advances on the Closing Date and (y) automatically terminate in full on the Commitment Termination Date.

(ii) After the commitments and loans under the Bridge Facility have been reduced to $0, the following amounts shall be applied to reduce the Commitments under the Facility:

(A) 100% of the committed amount of any Qualifying Loan Facility entered into after the Effective Date;

(B) 100% of the Net Cash Proceeds (as defined below) from the incurrence of debt for borrowed money by the Borrower or any of its Subsidiaries after the Effective Date (other than Excluded Indebtedness);

(C) 100% of the Net Cash Proceeds from the issuance of any equity interests by the Borrower and its Subsidiaries after the Effective Date (other than Excluded Equity Offerings); and

(D) 100% of the Net Cash Proceeds from the sale or other disposition of assets (including issuances of stock by the Borrower’s Subsidiaries) of the Borrower or any of its Subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s Subsidiaries) (other than Excluded Asset Sales), to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its Subsidiaries within twelve months following receipt thereof.

Each such reduction of the Commitments set forth above in this Section 2.3(b)(ii) shall occur (i) with respect to clause (A) above, automatically upon the effectiveness of definitive documentation for such Qualifying Loan Facility and receipt by the Agent of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Loan Facility and (ii) with respect to clauses (B), (C) or (D) above, automatically upon the Borrower’s or its Subsidiaries’ receipt of such Net Cash Proceeds (or such Net Cash Proceeds are funded into escrow, as applicable, so long as there are no conditions to the release of such proceeds from such escrow that are less favorable to the Borrower than the conditions set forth in Section 4.2, as determined by the Borrower in its reasonable discretion) and receipt by the Agent of a notice from the Borrower calculating the Net Cash Proceeds that reduce the Commitments in reasonable detail. The Borrower agrees to prepare and deliver a notice to the Agent of the occurrence of any of the foregoing events no later than three Business Days after the occurrence thereof.

2.4. Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Advance or Advances in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower on the day received and in the form received, at the Borrower’s account specified by the Borrower to the Agent.

2.5. Commitment Fee; Duration Fee.

(a) The Borrower agrees to pay, or cause to be paid, to the Agent for the account of each Lender, in each case subject to adjustment as provided in Section 2.20, a commitment fee at a per annum rate equal to the Applicable Commitment Fee Rate on the average daily unused portion of such Lender’s Commitment from June 15, 2026 to the Commitment Termination Date, which commitment fee shall be earned, due and payable on the Closing Date (or such earlier date on which the Commitments shall be reduced to $0 in accordance with this Agreement).

(b) The Borrower agrees to pay, or cause to be paid, to the Agent for the account of each Lender a duration fee in an amount equal to 0.10% of the aggregate principal amount of the Advances of such Lender outstanding on the date which is one hundred eighty (180) days after the

Closing Date, which duration fee shall be earned, due and payable on such 180th day after the Closing Date.

2.6. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (or a higher integral multiple of $1,000,000), provided that any ABR Advance may be in the amount of the unused Aggregate Commitment. The Borrower shall not request a Term Benchmark Advance if, after giving effect to the requested Term Benchmark Advance, more than ten (10)separate Term Benchmark Advances would be outstanding.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding ABR Advances, or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding ABR Advances. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term Benchmark Advances or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Term Benchmark Advances upon prior notice to the Agent not later than 1:00 p.m. (New York time) three (3) U.S. Government Securities Business Days prior to the date of payment (which shall be a Business Day).

2.8. Mandatory Principal Payments. After the commitments and loans under the Bridge Facility have been reduced to $0, the following amounts shall be applied to repay outstanding Advances under the Facility:

(i) 100% of the Net Cash Proceeds (as defined below) from the incurrence of debt for borrowed money by the Borrower or any of its Subsidiaries after the Effective Date (other than Excluded Indebtedness);

(ii) 100% of the Net Cash Proceeds from the issuance of any equity interests by the Borrower and its Subsidiaries after the Effective Date (other than Excluded Equity Offerings); and

(iii) 100% of the Net Cash Proceeds from the sale or other disposition of assets (including issuances of stock by the Borrower’s Subsidiaries) of the Borrower or any of its Subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s Subsidiaries) (other than Excluded Asset Sales), to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its Subsidiaries within twelve months following receipt thereof.

Each such repayment of the Advances set forth above in this Section 2.8 shall occur within five Business Days of the Borrower’s or its Subsidiaries’ receipt of such Net Cash Proceeds. The Borrower agrees to prepare and deliver a notice to the Agent of the occurrence of any of the foregoing events no later than three Business Days after the occurrence thereof.

2.9. Changes in Interest Rate, etc. Each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term Benchmark Advance into an ABR Advance pursuant to Section 2.2(d) to but excluding the date it becomes due, is prepaid or is converted into a Term Benchmark Advance pursuant to Section 2.2(d), at a rate per annum equal to the Alternate Base Rate. Changes in the rate of interest on that portion of any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period or, with respect to any principal amount prepaid pursuant to Section 2.7 and 2.8, the date of such prepayment, at the interest rate determined as applicable to such Term Benchmark Advance.

2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2(c) or Section 2.2(d), during the continuance of a Default under Section 7.2, Section 7.6 (with respect to the Borrower) or Section 7.7 (with respect to the Borrower), the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Term Benchmark Advance. During the continuance of any such Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Term Benchmark Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each ABR Advance (and any Term Benchmark Advance which is not paid at the end of the applicable Interest Period) shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 (with respect to the Borrower) or Section 7.7 (with respect to the Borrower), the interest rates set forth in clauses (i) and (ii) above shall be applicable to all applicable Advances without any election or action on the part of the Agent or any Lender.

2.11. Method of Payment. Except as otherwise provided herein, all payments of the Obligations shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by 1:00 p.m. (New York time) on the Business Day prior to the date when due by the Agent to the Borrower. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.12. Evidence of Indebtedness; Recordkeeping.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) Upon the request of any Lender, the Advances made by such Lender also may be evidenced by a promissory note in favor of each Lender, substantially in the form of Exhibit C (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.

(iii) The Agent shall also maintain accounts in which it will record (a) the amount of each Advance made hereunder, and if applicable, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iv) The entries set forth in the accounts maintained pursuant to paragraphs (i) and (iii) above, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and outstanding hereunder; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.13. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation (signed by an authorized representative of the Borrower) of each telephonic notice, if such confirmation is requested by the Agent or any Lender; provided that such written confirmation can be submitted through an Approved Borrower Portal. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each ABR Advance shall be payable on each Payment Date, on any date on which such ABR Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any ABR Advance converted into a Term Benchmark Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Term Benchmark Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on ABR Advances shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, a 366-day year. All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder; provided, however, that the failure of the Agent to provide such notice to the Lenders shall not affect the validity or binding nature of such notice delivered to the Agent by the Borrower. The Agent will notify each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16. Lending Installations. Subject to Section 3.6, each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to Section 3.6, each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Advances will be made by it and for whose account Advance payments are to be made.

2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of an Advance or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Advance or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Advance.

2.18. Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert ABR Advances into, Term Benchmark Advances is suspended pursuant to Section 3.3 or (b) any Lender becomes a Defaulting Lender (any Lender so affected as described in subclauses (a) or (b), an “Affected Lender”), the Borrower may (but only, in the case of clause (a), if such amounts continue to be charged or such suspension is still effective) elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, any payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Advances of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.18 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

2.19. Effect of OpCo Transfer Election. On and after the OpCo Transfer Date, (i) for all purposes of the Loan Documents, the term “Borrower” shall refer to OpCo and (ii) PGE shall be automatically released from all obligations under this Agreement, the other Loan Documents and the Fee Letter.

2.20. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.2.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.1), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.5 for any period during which that Lender is a Defaulting Lender.

(b) [Reserved].

(c) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(i) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(ii) imposes or increases or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board, as amended and in effect from time to time)), assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Term Benchmark Advances or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Term Benchmark Advances, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term Benchmark Advances or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation, as the case may be, of making, continuing, converting into or maintaining its Term Benchmark Advances or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Term Benchmark Advances or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its outstanding Advances or its Commitment to make Advances (after taking into account such Lender’s policies as to capital adequacy).

3.3. Alternate Rate of Interest; Illegality. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.3, if:

i. the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

ii. the Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request or a new Borrowing Notice in accordance with the terms of Section 2.2(c), any Conversion/Continuation Notice in accordance with the terms of Section 2.2(d) that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be an interest election request or a Borrowing Notice, as applicable, for an ABR Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then all other Types of Advance shall be permitted. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 3.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request or a new Borrowing Notice in accordance with the terms of Section 2.2(c), any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Agent to, and shall constitute, an ABR Advance.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent (in reasonable consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. For the avoidance doubt, consent by the Borrower shall not be required with respect to the implementation of any Benchmark Replacement Conforming Changes pursuant to this Section 3.3(c).

(d) The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Advance, conversion to or continuation of Term Benchmark Advances to be made, converted or continued and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Advance, as applicable, into a request for an Advance of or conversion to an ABR Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.3, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Agent to, and shall constitute an ABR Advance.

(g) Illegality.

(i) Subject to clause (ii) below, if (A) any Lender determines that maintenance of its Term Benchmark Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if (B) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Term Benchmark Advances are not available or (y) the interest rate applicable to Term Benchmark Advances does not accurately reflect the cost of making or maintaining Term Benchmark Advances, then the Agent shall suspend the availability of Term Benchmark Advances and require any affected Term Benchmark Advances to be repaid or converted to ABR Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

(ii) If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Installations) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Installations) to honor its obligations hereunder to make or maintain any Term Benchmark Advance, or to determine or charge interest based upon the Term SOFR Reference Rate, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Agent and the Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (A) any obligation of the Lenders to make Term Benchmark Advances, and any right of the Borrower to convert any Loan to a Term Benchmark Advance or continue any Advance as a Term Benchmark Advances, shall be suspended and (B) if necessary to avoid such illegality, the Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay Term Benchmark Advances or, if applicable, convert all Term Benchmark Advances to ABR Advances (in each case, if necessary to avoid such illegality, the Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term Benchmark Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Benchmark Advances to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

3.4. Funding Indemnification. If any payment of a Term Benchmark Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Term Benchmark Advance is not made, continued or prepaid, or an ABR Advance is not converted into a Term Benchmark Advance, on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Term Benchmark Advance.

3.5. Taxes.

(a) Defined Terms. For purposes of this Section 3.5, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.5(g)(ii)(A), 3.5(g)(ii)(B) and 3.5(g)(ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term Benchmark Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term Benchmark Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall notify the Borrower of any amounts due under Section 3.1, 3.2, 3.4 or 3.5 as soon as reasonably practicable and, thereafter, deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under such Section(s). Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term Benchmark Advance shall be calculated as though each Lender funded its Term Benchmark Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

Article IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall become effective (the “Effective Date”) as of the date hereof upon satisfaction of the following conditions precedent:

(a) Receipt by the Agent of counterparts of this Agreement executed by the Borrower, the Lenders and the Agent.

(b) Receipt by the Agent of:

(i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of existence, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents by the Borrower.

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv) A certificate, signed by the chief financial officer or the controller of the Borrower, stating, as of the Effective Date, that (A) no Default or Unmatured Default has occurred and is continuing and (B) the representations and warranties contained in Article V are true and correct.

(v) A written opinion of outside counsel to the Borrower, reasonably satisfactory to the Agent and Lenders.

(vi) A Note executed by the Borrower in favor of each Lender that has requested a Note pursuant to Section 2.12.

(c) The Agent shall have received at least three (3) Business Days prior to the Effective Date (a) all documentation and other information about the Borrower required under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case of clause (a) and (b) has been requested by the Lenders (through the Agent) in writing at least ten (10) business days prior to the Effective Date.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

The occurrence of the Effective Date shall be confirmed by a written notice from the Agent to the Borrower on the Effective Date and shall be conclusive evidence of the occurrence thereof.

4.2. Closing Date Borrowing. The obligation of each Lender to make an Advance hereunder is subject solely to the satisfaction (or waiver by the Required Lenders) of the following conditions (the first date such conditions are satisfied (or waived) being the “Closing Date”):

(i) The Effective Date shall have occurred.

(ii) The Acquisition shall be consummated substantially concurrently with the making of the Advances hereunder in accordance with the Acquisition Agreement in all material respects without giving effect to any amendment, modification, supplement or waiver by the Borrower thereto or consents by the Borrower thereunder that are in the aggregate (when taken as a whole) materially adverse to the Lenders, in their respective capacities as such, without the consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (i) any decrease to the purchase price shall not be deemed to be materially adverse to the interests of the Lenders if such purchase price decrease does not exceed 10% in the aggregate and shall reduce the commitments in respect of the Bridge Facility (or, after the commitments in respect of the Bridge Facility have been reduced to $0, the Commitments hereunder) on a dollar-for-dollar basis; (ii) a decrease in the purchase price shall be deemed to be materially adverse to the interests of the Lenders if such purchase price decrease exceeds 10% in the aggregate; and (iii) an increase in the purchase price shall not be deemed to be materially adverse to the Lenders if such purchase price increase is not funded with third-party debt for borrowed money; provided, further, that notwithstanding the foregoing, changes in the purchase price resulting from the working capital and transaction expense adjustments expressly set forth in the Acquisition Agreement as in effect on February 15, 2026 shall be permitted without the consent of the Arrangers.

(iii) A Material Adverse Effect (as defined in the Acquisition Agreement on February 15, 2026) shall not have occurred on or after the date of the Acquisition Agreement that would result in the failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give the Borrower the right (taking into account any notice and cure provisions) to terminate its obligations pursuant to the terms of the Acquisition Agreement.

(iv) The Agent shall have received: (a) audited consolidated balance sheets and related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows of PGE for the last three full fiscal years and audited carve-out balance sheets and related carve-out statements of operations and comprehensive income (loss), shareholders’ equity and cash flows of the Acquired Business for the last two full fiscal years, in each case, ended at least 60 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related condensed statements of comprehensive income (loss), shareholders’ equity and cash flows of PGE and unaudited carve-out balance sheets and related carve-out statements of operations and comprehensive income (loss), shareholders’ equity and cash flows of the Acquired Business, in each case, for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), which are prepared in accordance with Agreement Accounting Principles; it being understood that, with respect to such financial information for each such fiscal year and fiscal quarter, this condition shall be deemed satisfied through the filing by PGE or the Acquired Business of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or fiscal quarter.

(v) The Agent shall have received (a) pro forma consolidated balance sheets for the Borrower and the Acquired Business and (b) related pro forma consolidated statements of operations for the Borrower and the Acquired Business, in each case for the most recent fiscal quarter ended prior to the Closing Date for which financial statements have been provided pursuant to clause (iv) above, and in each case giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheets) or at the beginning of such period (in the case of the statements of operations), which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933.

(vi) The Agent shall have received (a) a duly executed Borrowing Notice substantially in the form approved by the Agent and separately provided to the Borrower and (b) a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit D certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(vii) (a) The Acquisition Agreement Representations and the Specified Representations shall be accurate in all material respects on and as of the Closing Date; provided that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date; provided, further, that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of this condition, unless such failure results in a failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Borrower the right (taking into account any notice and cure provisions) to terminate its obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement, and (b) no Default under Section 7.6 (with respect to the Borrower) shall have occurred and be continuing.

(viii) The Agent shall have received at least three (3) business days prior to the Closing Date (a) all documentation and other information about the Borrower required under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case of clause (a) and (b) has been requested by the Lenders (through the Agent) in writing at least ten (10) Business Days prior to the Closing Date.

(ix) The Agent shall have received payment of fees and expenses due to the Lenders under the Fee Letter, in the case of expenses and legal fees, to the extent invoiced in reasonable detail at least three (3) business days prior to the Closing Date, and required to be paid on the Closing Date, it being agreed that such fees and expenses may be paid with the proceeds of the Advances borrowed under this Agreement.

4.3. Certain Funds Period. During the Commitment Period, and notwithstanding (a) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Acquisition Agreement Representations given as a condition to the Closing Date) was incorrect, (b) any failure by the Borrower to comply with the affirmative covenants, negative covenants or financial covenant in this Agreement or the other Loan Documents, (c) (subject to clause (z) in the immediately succeeding sentence) any provision to the contrary in any Loan Document or otherwise, (d) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or (e) any default or event of default under any of the Borrower’s existing indebtedness, including the Existing Credit Agreement, neither the Agent nor any Lender shall be entitled to (i) cancel any of its Commitment (except as set forth in Section 2.3), (ii) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim under the Loan Documents, the Fee Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Advance, (iii) refuse to participate in making its Advance; provided that the conditions in Section 4.2 have been satisfied or waived, or (iv) exercise any right of set-off or counterclaim in respect of its Advance to the extent to do so would prevent, limit or delay the making of its Advance. For the avoidance of doubt, (x) the rights and remedies of the Lenders and the Agent shall not be limited in the event that any condition in Section 4.2 is not satisfied or waived, (y) immediately after the expiration of the Commitment Period, all of the rights, remedies and entitlements of the Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing and (z) the Lenders shall be entitled to terminate the commitments under this Agreement prior to the Closing Date if a Default occurs under Section 7.2, Section 7.6 (with respect to the Borrower) or Section 7.7 (with respect to the Borrower) hereunder has occurred and is continuing.

4.4. Clean-Up Period. Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is forty-five (45) days after the Closing Date (the “Clean-Up Period”), any representation or warranty (other than the Specified Representations, Acquisition Agreement Representations and representations the falsehood of which the Borrower had actual knowledge at the time made) made by the Borrower in connection with the Transactions that would have been breached or inaccurate, or any other Unmatured Default or Default, by reason of any matter or circumstance relating to the Acquired Business (were it not for this provision), will be deemed not to constitute a breach of representation or warranty, Unmatured Default or Default for all purposes under the Loan Documents if, and for so long as the circumstances giving rise thereto are capable of being remedied within the Clean-Up Period and the Borrower is taking appropriate steps to remedy such breach or inaccuracy.

Article V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders on the Effective Date and the Closing Date as follows:

5.1. Existence. Each of the Borrower and its Significant Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2. Litigation and Contingent Obligations. To the Borrower’s knowledge, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or threatened in writing (a) against or affecting (except as disclosed in the Disclosure Documents or on Schedule 5.2) the Borrower or any Significant Subsidiary or any of their respective businesses or properties except actions, suits or proceedings that there is no material likelihood would, singly or in the aggregate, have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Advance or (b) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower involving the Borrower or any Significant Subsidiary or any of their respective businesses or properties or, to the Borrower’s knowledge, otherwise.

5.3. No Breach. None of the execution and delivery of this Agreement, any other Loan Document, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will (a) contravene the terms of the Articles of Incorporation (or equivalent) or Bylaws (or equivalent) of the Borrower, (b) require any material consent or approval not heretofore obtained of any of its partners, directors or shareholders, (c) conflict with or result in a breach of any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or (d) constitute a default under any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such agreement or instrument except, in each case referred to in clauses (c) and (d), where such conflict, default or lien would not reasonably be expected to have a Material Adverse Effect.

5.4. Action. The Borrower has all necessary corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate or limited liability company action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

5.5. Approvals. The Borrower has obtained all Governmental Approvals from, and has made or will timely make all filings and registrations with any federal, state or local governmental or regulatory authority or agency that has authority over the Borrower or any of its Significant Subsidiaries, that are necessary for the execution and delivery by the Borrower of this Agreement and each other Loan Document or for the validity or enforceability hereof or thereof (other than any Governmental Approvals that are required solely in connection with the borrowing of Advances hereunder), and such Governmental Approvals, filings and registrations are in full force and effect (it being understood that the Borrower may be required to make customary filings with the SEC and other governmental or regulatory authorities or agencies disclosing the existence and/or material terms of this Agreement, but failure to make any such filing shall not affect the validity or enforceability hereof or of any other Loan Document). As of the Closing Date, the Borrower has obtained all Governmental Approvals necessary for the borrowing of Advances hereunder, and such Governmental Approvals are in full force and effect.

5.6. Use of Loans. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, as defined in Regulation U, and no part of the proceeds of any Advance hereunder will be used to buy or carry any Margin Stock.

5.7. ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Significant Subsidiaries and the other ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan of the Borrower or any ERISA Affiliate; the Benefit Plans of the Borrower and its Significant Subsidiaries and of the other ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code or any non-compliance is not reasonably expected to result in a Material Adverse Effect; and the Borrower and its Significant Subsidiaries and the other ERISA Affiliates have not incurred any liability to the PBGC (other than liability for premium payments which are paid when due) or to such Benefit Plan which, individually or in the aggregate, would result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect, the Borrower has not received notice with respect to any of the foregoing events with respect to any ERISA Affiliate or such Benefit Plan. As of the Effective Date, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of a Benefit Plan Investor in connection with the Advances or the Commitments.

5.8. Taxes. The Borrower and its Significant Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings or the non-payment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate and are being maintained in accordance with Agreement Accounting Principles.

5.9. Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.10. No Material Adverse Change. Since December 31, 2025, there has been no change in the business or financial condition of the Borrower and its Significant Subsidiaries from that reflected in PGE’s Annual Report on Form 10-K for the year ended December 31, 2025, which would reasonably be expected to have a Material Adverse Effect.

5.11. Financial Statements. The Borrower has furnished the Disclosure Documents to the Lenders prior to the date hereof. The financial statements contained in the Disclosure Documents and all financial statements furnished pursuant to Section 6.9(i) or (ii) fairly present in all material respects, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.12. No Material Misstatements. None of the following contained, contains or will contain as of the date thereof any material misstatement of fact or omitted, omits or will omit as of the date thereof to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading:

(i) the Disclosure Documents (excluding any exhibits referred to in any such Disclosure Documents); or

(ii) any report delivered to the Agent or any Lender pursuant to Section 6.9(i) or (ii) (excluding exhibits referred to in any such report).

To the best knowledge of the Borrower, no other written information delivered to the Agent or any Lender pursuant to Section 6.9 contained, contains or will contain as of the date thereof any material misstatement of fact.

As of the Effective Date, all of the information included in the Beneficial Ownership Certification, if any, is true and correct.

5.13. Properties. As of the date of this Agreement, the Borrower has good right or title to all of its Properties to the extent reflected in the Disclosure Documents, except for restrictions, reservations and defects which would not reasonably be expected to have a Material Adverse Effect, and all such Properties are free and clear of any Liens, except as permitted by Section 6.10.

5.14. Environmental Matters. Except as described in the Disclosure Documents, to the best of Borrower’s knowledge, no event has occurred and no condition exists related to Environmental Laws which would reasonably be expected to have a Material Adverse Effect. Except as otherwise described in the Disclosure Documents, neither the Borrower nor any Subsidiary has received any notice from a federal or state governmental agency to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.15. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16. Anti-Terrorism; Anti-Money Laundering. Except as set forth on Schedule 5.16:

(a) None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b) To the knowledge of the Borrower, the operations of Borrower and its Subsidiaries are in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(c) No proceeds of any Advance will be used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.15(a).

5.17. Affected Financial Institution. The Borrower is not an Affected Financial Institution.

5.18. Solvency. As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Article VI

COVENANTS

So long as any Lender has any Commitment hereunder or any Obligations are outstanding, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1. Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain (a) its existence except as permitted by Section 6.12 and (b) all of its material rights, privileges, licenses and franchises, except in the case of this clause (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2. Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary or prudent).

6.3. Payment of Taxes. Pay, and cause each Significant Subsidiary to pay, promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its Property, before the same shall become in default; provided that neither the Borrower nor any Significant Subsidiary shall be required to pay any such tax, assessment, charge or levy (i) in an amount in excess of the amount shown on any related tax return (the Borrower having a reasonable basis for the position reflected therein) or (ii) that is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books, in accordance with Agreement Accounting Principles, adequate reserves, or (iii) so long as such tax, assessment, charge or levy, if sustained, would not have a Material Adverse Effect.

6.4. Compliance with Applicable Laws and Contracts. Comply, and cause each Significant Subsidiary to comply, with the requirements of all applicable laws, rules or regulations, Governmental Approvals, and orders, writs, injunctions or decrees of any court or Governmental Authority, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

6.5. Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals) and cause each Significant Subsidiary to take all reasonable actions that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights; provided that, for the avoidance of doubt, prior to the Closing Date, this Section 6.5 shall not require the Borrower to have obtained any Governmental Approvals that are required solely in connection with the borrowing of Advances hereunder.

6.6. Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, or through the Borrower’s program of self-insurance, insurance coverage against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or Governmental Authority.

6.7. Use of Proceeds. Use, directly or indirectly, the proceeds of the Advances to finance the Transactions and to pay Transaction Costs.

6.8. Visits, Inspections and Discussions. Permit, and cause each Significant Subsidiary to permit, representatives of the Agent or of any Lender with a Commitment of at least $5,000,000 (provided, however, that Lenders with a Commitment of less than $5,000,000 shall be permitted to exercise rights under this Section 6.8 if such right is exercised jointly with the Agent or a Lender with a Commitment of at least $5,000,000), and subject in all cases to such Lender being bound by the confidentiality provisions of Section 9.11, during normal business hours and upon reasonable prior written notice to the Borrower:

(i) if no Default or Unmatured Default shall exist and be continuing, to visit the principal office of the Borrower, to discuss its business and affairs with its officers and independent certified accountants (provided that the Borrower shall be permitted to attend any such discussions with such accountants), and to visit its material Property, all to the extent reasonably requested by the Agent or such Lender; provided that such visits and discussions shall in no event occur more frequently than once during any calendar year; provided, further that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; and provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Agent or their agents or representatives in connection with any such visits or discussions shall be solely for the account of such Lender or the Agent, as applicable; and

(ii) if a Default or Unmatured Default shall exist and be continuing, to visit and inspect its Property, to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Agent, as often as may be reasonably requested; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower;

provided that neither the Borrower nor any Subsidiary shall be required to disclose to the Agent, any Lender or its agents or representatives any information which is subject to the attorney-client privilege or attorney work-product privilege asserted in good faith by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties or which otherwise is prohibited from being disclosed by applicable law.

6.9. Information to Be Furnished. Furnish to the Agent and, if requested by any Lender, furnish to such Lender:

(i) Form 10-Q; Quarterly Financial Statements. Promptly after filing and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or the equivalent thereof) for the Borrower for such quarter.

(ii) Form 10-K; Year-End Financial Statements; Accountants’ Certificates. Promptly after filing and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Annual Report on Form 10-K (or the equivalent thereof) for the Borrower for such year.

(iii) Officer’s Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii) (commencing with the first fiscal quarter ending after the Closing Date), a Compliance Certificate duly completed by the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower.

(iv) Requested Information. From time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as the Agent (at its own initiative or at the request of any Lender) or the Required Lenders may reasonably request; provided that neither the Borrower nor any Subsidiary shall be required to disclose to the Agent, any Lender or its agents or representatives any information which is subject to the attorney-client privilege or attorney work-product privilege asserted in good faith by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties or which otherwise is prohibited from being disclosed by applicable law.

(v) Notice of Defaults, Material Adverse Changes and Other Matters. Promptly upon (and in any event within three (3) Business Days after) becoming aware thereof, notice of:

(a) any Default or Unmatured Default, and

(b) any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

(vi) Notwithstanding anything to the contrary in Section 6.9(i) or Section 6.9(ii), the financial statement delivery requirements set forth therein shall be deemed satisfied with respect to the Borrower if PGE (or, following the formation thereof, Holdings) files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, with the Securities and Exchange Commission or posts such report on its publicly accessible website, and notifies the Agent of such filing or posting (which notice may be satisfied by providing a link to such report on EDGAR or such website); provided that such Annual Report on Form 10-K or Quarterly Report on Form 10-Q contains consolidated financial statements that include the accounts of the Borrower and its Subsidiaries. For purposes of this Section 6.9(vi), the date of delivery of any such report shall be deemed to be the date on which such report is filed with the Securities and Exchange Commission or posted on PGE’s (or Holdings’) publicly accessible website, as applicable.

The Borrower may furnish information, documents and other materials that it is obligated to furnish to the Agent and the Lenders pursuant to the Loan Documents, including all items described above in this Section 6.9 and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a new, or the conversion or continuation of an existing, Advance, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Default or Unmatured Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Advance hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on the Borrower’s Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Agent or any Lender, it will continue to provide “hard copies” of Communications to the Agent or such Lender.

The Borrower further agrees that the Agent may make Communications available to the Lenders by posting such Communications on IntraLinks or a substantially similar secure electronic delivery system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. ALTHOUGH THE PLATFORM IS SECURED PURSUANT TO GENERALLY-APPLICABLE SECURITY PROCEDURES AND POLICIES IMPLEMENTED OR MODIFIED BY THE AGENT AND ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, EACH OF THE LENDERS, AND THE BORROWER ACKNOWLEDGES AND AGREES THAT DISTRIBUTION OF INFORMATION THROUGH AN ELECTRONIC MEANS IS NOT NECESSARILY SECURE IN ALL RESPECTS, THE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES ARE NOT RESPONSIBLE FOR APPROVING OR VETTING THE REPRESENTATIVES, DESIGNEES OR CONTACTS OF ANY LENDER THAT ARE PROVIDED ACCESS TO THE PLATFORM AND THAT THERE MAY BE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH FORM OF DISTRIBUTION. EACH OF THE BORROWER AND EACH LENDER PARTY HERETO UNDERSTANDS AND ACCEPTS SUCH RISKS. IN NO EVENT SHALL THE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address. For the avoidance of doubt, the failure of the Agent to provide notice to the Lenders as explicitly required by this Agreement shall not affect the validity or binding nature of a related notice delivered to the Agent by the Borrower; provided, that the Borrower shall remain obligated to provide notice directly to the Agent and/or Lenders when and as required by this Agreement.

6.10. Liens. Not, and not permit any Significant Subsidiary to, suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except this Section 6.10 shall not apply to:

(i) Liens for taxes, assessments or charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7.9;

(iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v) the Lien of the Indenture of Mortgage and Deed of Trust dated July 1, 1945, as supplemented and in effect from time to time, from PGE to Wells Fargo Bank, N.A. (the “Mortgage”);

(vi) Permitted Encumbrances (as defined in Section 1.11 of the Mortgage);

(vii) Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(viii) Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such

Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided further that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed $100,000,000;

(ix) Liens over all or any part of the assets of the Borrower or any Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(x) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(xi) Liens on property or assets of any Subsidiary in favor of the Borrower;

(xii) Liens with respect to which cash in the amount of such Liens has been deposited with the Agent;

(xiii) Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets (including without limitation Liens to secure obligations to make deferred payments, earn-out payments or royalty payments where such obligations are incurred in connection with the acquisition of such assets);

(xiv) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with Oregon Revised Statutes Section 757.400-450;

(xv) Liens on cash collateral deposited by the Borrower with counterparties in the ordinary course of the Borrower’s purchase and sale of electric energy, coal, oil and natural gas; and

(xvi) Liens, in addition to those listed in clauses (i) through (xv) above, incurred in the ordinary course of the Borrower’s business on collateral with a market value that in the aggregate does not exceed $50,000,000.

6.11. Indebtedness to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the end of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing Date).

6.12. Merger or Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing that would constitute a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, if not the Borrower, assumes by operation of law or agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies or is qualified to do business in the State of Oregon, and (iv) the consolidated net worth (as determined in accordance with Agreement Accounting Principles) of the surviving or resulting Person, as the case may be, would be at least equal to the consolidated net worth of the Borrower immediately prior to such merger or consolidation.

6.13. Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any Property or any interest therein (each, a “Disposition”), except that this Section 6.13 shall not apply to (a) any Disposition in the ordinary course of business or in connection with the Transactions, (b) any Disposition of obsolete or retired Property not used or useful in its business, (c) any Disposition (i) for cash or cash equivalent or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such Property or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the Property of the Borrower, (d) any Disposition in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received in exchange for such Disposition after the date hereof from any one obligor in one transaction or a series of related transactions shall not exceed 15% of the net asset value of the Borrower, and (e) any Disposition to the Borrower by its Subsidiaries or to any of its Subsidiaries.

6.14. Beneficial Ownership Regulation. (a) Notify the Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

6.15. Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) Not use the proceeds of any Advance, directly or, to the knowledge of the Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, applicable to any other party hereto.

(b) Remain in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable Sanctions.

Article VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of principal of any Advance when due, or nonpayment of interest upon any Advance or of any commitment fee or other Obligation under any of the Loan Documents within five (5) days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.1 (with respect to the Borrower), 6.7, 6.9(v)(a), 6.10, 6.11, 6.12, 6.13 or 6.15.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

7.5 (a) To the extent not waived, or if applicable, cured, (i) the failure of the Borrower or any Significant Subsidiary to pay when due any Indebtedness aggregating in excess of $100,000,000 (“Material Indebtedness”); (ii) the default by the Borrower or any Significant Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause such Material Indebtedness to become due prior to its stated maturity; or (iii) any Material Indebtedness of the Borrower or any Significant Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided, for the avoidance of doubt, that clauses (ii) and (iii) shall not apply to (x) any conversion of, or trigger of conversion rights with respect to, any convertible debt securities of the Borrower or any Significant Subsidiary (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default, a “change of control”, a “fundamental change” or similar occurrence thereunder, (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (z) Indebtedness that becomes due as a result of (1) the Borrower or any Significant Subsidiary effecting an optional redemption, voluntary prepayment, voluntary defeasance or voluntary repurchase of such Indebtedness or (2) a similar event or condition occurring at the election of the Borrower or any Significant Subsidiary or (b) the Borrower or any of its Significant Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of Property of the Borrower and its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any Significant Subsidiary shall fail within sixty (60) days to pay, bond, satisfy, comply with or otherwise discharge in accordance with its terms one or more (i) judgments or orders for the payment of money in excess of $100,000,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower or any ERISA Affiliate incurs any liability to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan pursuant to Title IV of ERISA or (ii) the Borrower or any ERISA Affiliate incurs any withdrawal liability pursuant to Title IV of ERISA with respect to a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability).

Article VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitment of each Lender hereunder shall automatically terminate and the Obligations shall immediately become due and payable, in each case without further act of the Agent or any Lender and without any election or action on the part of the Agent or any Lender. Subject to Section 4.3, if any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (i) terminate or suspend the Aggregate Commitment or (ii) declare the Obligations to be due and payable, or all of the foregoing, whereupon such Aggregate Commitment shall be immediately terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2. Amendments. Subject to the provisions of this Article VIII and Section 3.3, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder or other provisions hereof; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

(i) Extend the final maturity of any Advance to a date after the Final Termination Date of any affected Lender, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii) Reduce the percentage specified in the definition of Required Lenders.

(iii) Extend the Final Termination Date or the Commitment Period, increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(iv) Amend this Section 8.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 8.2).

(v) Amend Section 11.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 11.2).

(vi) Subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of any fee required under Section 12.3(a)(iv) without obtaining the consent of any other party to this Agreement. The Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.3(a)-(f) in accordance with the terms of Section 3.3(a)-(f).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

Article IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof (including the indemnity, confidentiality, advisory and fiduciary provisions in that certain engagement letter dated as of February 15, 2026 among the Borrower, JPMorgan and Barclays), other than documentation of the fees described in Sections 2.5 and 10.13.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification.

(a) The Borrower shall, on the earlier of (i) the date of the consummation of the Acquisition and (ii) the date the Borrower notifies the Agent in writing that the Acquisition Agreement is terminated or makes a public announcement of its intention not to proceed with the Acquisition, reimburse the Agent for all reasonable and documented out-of-pocket costs, internal charges and expenses of a single external counsel to the Agent (and, if reasonably necessary, a single local counsel to the Agent in each relevant material jurisdiction, which may be a single local counsel acting in multiple jurisdictions) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arrangers and the Lenders for all reasonable and documented out-of-pocket costs, internal charges and expenses (including the fees, disbursements and other charges of a single external counsel for the Agent, the Arrangers and the Lenders taken as a whole and, if reasonably necessary, a single local counsel for the Agent, the Arrangers and the Lenders taken as a whole in each relevant material jurisdiction, which may be a single local counsel acting in multiple jurisdictions) paid or incurred by the Agent, any Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify the Agent, each Arranger, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees, partners, agents, employees and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) against all losses, claims, damages, penalties, judgments, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not any Indemnified Person is a party thereto and whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors or any other party; provided that legal expenses shall be limited to the fees, disbursements and other charges of one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the application of the proceeds of any Advance hereunder; provided, however, that the foregoing indemnity shall not apply to any Indemnified Person to the extent such losses, claims, damages, penalties, judgments, liabilities or expenses (i) are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, (ii) arise from a material breach of the obligations of such Indemnified Person under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (iii) arise from any dispute that does not arise out of an act or omission by the Borrower or any of its affiliates and that is among Indemnified Persons, other than any claims against the Agent in its capacity as, or in fulfilling its role as, Agent under this Agreement, or (iv) are with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If at any time any change in the Agreement Accounting Principles would affect the computation of the financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Agreement Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the Agreement Accounting Principles; provided, further, that, (A) all obligations of any Person that are or would have been treated as operating leases for purposes of Agreement Accounting Principles prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements and (B) all financial statements delivered to the Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or other similar debtor relief laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Arrangers and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, any Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent, any Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agent, any Arranger or any Lender shall have liability to the Borrower for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Agent, any Arranger or any Lender nor the Borrower shall have any liability with respect to, and the Borrower (with respect to the Agent, each Arranger and each Lender) and the Agent, each Arranger and each Lender (with respect to the Borrower) hereby waives, releases and agrees not to sue for any special, indirect or consequential damages suffered by any such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided, that this sentence shall in no way diminish the Borrower’s obligations under Section 9.6 to indemnify the Agent, each Arranger, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees and employees for any special, indirect or consequential damages awarded to an unaffiliated third party.

9.11. Confidentiality. The Agent, each Arranger and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, credit insurance providers and brokers and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials or in accordance with the Agent’s or any Lender’s regulatory compliance policy if the Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Agent or such Lender, as applicable, or any of its directors, officers, agents or employees (in which case, the Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable law), (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Agent, Arranger or Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, (viii) to rating agencies if required by such agencies in connection with a rating relating to the Advances hereunder, (ix) to the extent required in connection with the exercise of any remedy or any enforcement of this Agreement by such Lender or the Agent, (x) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement, (xi) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agent, an Arranger or a Lender or any of their respective Affiliates in violation of any confidentiality obligations hereunder, (xii) to the extent that such information is received by the Agent, an Arranger or a Lender from a third party that is not to such Person’s knowledge subject to confidentiality obligations to the Borrower, the Seller or your or their respective Affiliates, (xiii) to the extent that such information is independently developed by the Agent, an Arranger or a Lender, or (xiv) for purposes of establishing a “due diligence” defense; provided that, in the case of clauses (i), (ii), (vi) and (vii), the recipient of such information shall be advised that the information is confidential and shall agree to be bound by the confidentiality obligations of this Section 9.11; provided, further, that in the case of clauses (i) and (ii), the recipient needs to know such information in connection with such Lender’s, such Arranger’s, the Agent’s or applicable Transferee’s, as applicable, exercise of rights and performance of obligations under this Agreement; provided, further, that, no such disclosure shall be made to any Disqualified Lender.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization having jurisdiction over such person (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Any Person required to maintain the confidentiality of confidential information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Advance provided for herein.

9.13. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, any Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

9.15. [Reserved].

9.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.17. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plan Investors with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.18. Rates.

The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR Rate, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate or Term SOFR Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate or Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR Rate, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

9.19. [Reserved].

9.20. Electronic Execution.

The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Article X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102(a)(72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent, any Arranger nor any of their respective directors, officers, agents or employees, in each case acting in its capacity as Agent and not as Lender, shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their breach of the their obligations hereunder or thereunder or to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person. For the avoidance of doubt, the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions hereunder relating to Disqualified Lenders.

10.4. Responsibility for Loans, Recitals, etc. Neither the Agent, any Arranger nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; or (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity). Neither the Agent, any Arranger nor any of their respective directors, officers, agents or employees shall have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Agent, an Arranger or their respective directors, officers, agents or employees in any capacity, except for notices, reports and other documents that are required to be furnished by the Agent to the Lenders pursuant to the express provisions of this Agreement.

10.5. Action on Instructions of Lenders. The Agent, the Arrangers and their respective directors, officers, agents or employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon, and shall be fully protected in relying on, any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. Each Lender that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

10.8. Agent’s Reimbursement and Indemnification. To the extent that the Borrower has not otherwise indemnified the Agent pursuant to Section 9.6(b), each Lender severally agrees to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(e) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and, in the case of a “notice of default” received from a Lender to the Borrower.

10.10. Rights as a Lender. Notwithstanding anything to the contrary in this Article X, in the event the Agent is a Lender, the Agent shall have the same rights, powers, and obligations hereunder and under any other Loan Document with respect to its Commitment and its Advances as any Lender and may exercise such rights and powers, and shall comply with such obligations, as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, financial advisory, underwriting, capital markets, trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent in its individual capacity is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender expressly acknowledges that none of the Agent, any Arranger or any of their respective directors, officers, agents or employees has made any representations or warranties to it and that no act taken or failure to act by the Agent, any Arranger or any of their respective directors, officers, agents or employees, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, any Arranger or any of their respective directors, officers, agents or employees to any Lender as to any matter, including whether the Agent, any Arranger or any of their respective directors, officers, agents or employees have disclosed material information in their (or their respective directors’, officers’, agents’ or employees’) possession. Each Lender expressly acknowledges, represents and warrants to the Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their respective directors, officers, agents or employees and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Agent, any Arranger or any other Lender or any of their respective directors, officers, agents or employees (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.11.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents or related to its duties as Agent that are carried out following its retirement or removal. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “prime rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arrangers, for their own respective accounts, the fees agreed to by the Borrower, the Agent and the Arrangers, including, without limitation, the fees agreed to pursuant to the Fee Letter.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Other Agents. The Lenders identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” (collectively, the “Other Agents”), shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof. Without limiting the foregoing, the Other Agents and the Arrangers shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents or the Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

10.16. Erroneous Payments.

(a) Each Lender hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person (except the Borrower) that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the Federal Funds Effective Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Advances assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Sections 12.1 or 12.2 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) The Agent, each Lender hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 10.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) The Agent’s and each Lender’s obligations under this Section 10.16 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 10.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

10.17. Borrower Communications.

(a) The Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”). Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(b) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(c) Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Agent’s generally applicable document retention procedures and policies. Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its outstanding Advances (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the aggregate outstanding Advances held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the aggregate outstanding Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares, and each Lender severally agrees to pay to the Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon at a per annum rate equal to the Federal Funds Effective Rate from the date of such demand to the date such payment is made to the Agent. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Article XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Advance or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Advance to direct payments relating to such Advance to another Person. Any assignee of the rights to any Advance agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Advance, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Advance.

12.2. Participations.

(a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any outstanding Advances of such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. Participation shall not be made to persons described in Section 12.3(a)(v). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its outstanding Advances for all purposes under the Loan Documents, all amounts payable by the

Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Advance or Commitment, extends the Final Termination Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Advance or Commitment.

(c) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.3. Assignments.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Advances and Commitments, and rights and obligations with respect thereto, assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

(A) (x) prior to the Closing Date, the consent of the Borrower and (y) after the funding of the Advances on the Closing Date, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, in the case of clause (y), the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in a form acceptable to the Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (D) a Disqualified Lender.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2 (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(b) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Annual Report on Form 10-K or any Quarterly Report on Form 10-Q; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(g).

12.6. Designation of SPVs.

(a) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”, identified as such in writing from time to time by such Granting Lender to the Agent and the Borrower) the option to fund all or any part of any Advance or fee or expense reimbursement or other obligation (each, a “Lender Funding Obligation”) that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Lender Funding Obligation, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of any such Lender Funding Obligation, the Granting Lender shall be obligated to fund such Lender Funding Obligation pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 8.2 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Lender Funding Obligation by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Lender Funding Obligation were funded by such Granting Lender.

(b) As to any Lender Funding Obligations or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Lender Funding Obligations or portion thereof would have had under this Agreement; provided that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Lender Funding Obligations or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Lender Funding Obligations or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Lender Funding Obligations to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Lender Funding Obligations and (ii) disclose on a confidential basis any non-public information relating to its Lender Funding Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.6 may not be amended without the written consent of any Granting Lender affected thereby.

Article XIII

NOTICES

13.1. Notices.

(a) Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number separately provided to the Borrower, in the case of communications to any Lender, to the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information or, in each case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified in this Section or (iv) if given by electronic transmission, including through Approved Borrower Portals, as provided in Section 13.1(b) (which shall be effective as provided in said Section 13.1(b)); provided that notices to the Agent under Article II shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including Approved Borrower Portals, e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines (including Approved Borrower Portals), provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

Article XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart hereof or a signature page hereto by facsimile or other secure electronic format shall be effective as delivery of an original executed counterpart.

Article XV

CHOICE OF LAW; CONSENT TO JURISDICTION

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS; PROVIDED, THAT (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT AS IN EFFECT ON FEBRUARY 15, 2026) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED, INCLUDING FOR PURPOSES OF SECTION 4.2 HEREOF), (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION IN SECTION 4.2 HEREOF AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT WILL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS GOVERNING THE ACQUISITION AGREEMENT AS APPLIED TO THE ACQUISITION AGREEMENT, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

15.2. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN SUCH A COURT IN NEW YORK, NEW YORK.

[Signature Pages Follow]

PORTLAND GENERAL ELECTRIC COMPANY, as the Borrower

By:/s/ Joseph R. Trpik, Jr.

Name: Joseph R. Trpik, Jr.

Title: Senior Vice President, Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

as the Agent

By: /s/ Khawaja Tariq

Name: Khawaja Tariq

Title: Executive Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Khawaja Tariq

Name: Khawaja Tariq

Title: Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By: /s/ Claire O’Conner

Name: Clarie O’Conner

Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA N.A., as a Lender

By: /s/ Candice Sanders

Name: Candice Sanders

Title: SVP; Credit Officer

[Signature Page to Credit Agreement]

US BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Eugene Butera

Name: Eugene Butera

Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Whitney Shellenberg

Name: Whitney Shellenberg

Title: Executive Director

[Signature Page to Credit Agreement]

BMO BANK, N.A., as a Lender

By: /s/ Michael Cummings

Name: Michael Cummings

Title: Managing Director

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By: /s/ Edward Sacks

Name: Edward Sacks

Title: Managing Director

[Signature Page to Credit Agreement]

COBANK, ACB, as a Lender

By: /s/ Kelli Cholas

Name: Kelli Cholas

Title: Assistant Corporate Secretary

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Jeffrey Leets

Name: Jeffrey Leets

Title: Senior Vice President

[Signature Page to Credit Agreement]

Schedule 1(a)

PRICING SCHEDULE

PRICING	LEVEL I STATUS > A+ / A1	LEVEL II STATUS A / A2	LEVEL III STATUS A- / A3	LEVEL IV STATUS BBB+ / BAA1	LEVEL V STATUS BBB / BAA2	LEVEL VI STATUS < BBB- / BAA3 OR UNRATED
Applicable Margin for Term Benchmark Advances	0.875%	1.000%	1.125%	1.250%	1.500%	1.750%
Applicable Margin for ABR Advances	0.000%	0.000%	0.125%	0.250%	0.500%	0.750%
Applicable Commitment Fee Rate	0.075%	0.100%	0.125%	0.175%	0.225%	0.275%

The Applicable Margin and Applicable Commitment Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Pricing Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall exist. For purposes of the foregoing (and subject to the last paragraph of this Pricing Schedule), the following terms have the respective meanings set forth below:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level V Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

“Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement; provided that if at any time such rating is not published by Moody’s, “Moody’s Rating” shall mean the Borrower’s long term issuer rating issued by Moody’s and then in effect.

“S&P Rating” means, at any time, the rating issued by Standard & Poor’s Rating Service, a division of S&P Global Inc. (“S&P”) and any successor thereto, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement; providedthat if at any time such rating is not published by S&P, “S&P Rating” shall mean the Borrower’s long term issuer rating issued by S&P and then in effect.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating immediately below the higher rating will apply.